                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G
                                    (Rule 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
                                     TO 13d-2(b)



                                 Qualix Group, Inc.
                       -------------------------------------------
                                  (Name of Issuer)

                           Common Stock, $.001 par value
                       -------------------------------------------
                            (Title of Class of Securities)

                                     0007475861
                       -------------------------------------------
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 16 Pages

CUSIP No. 0007475861                    13G               Page  2  of  16 Pages
          ----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         Aspen Venture Partners, L.P.
         04-3266983
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         Jersey, Channel Island limited partnership
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   - 0 - Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   - 0 - Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         913,150 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /  /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 16 Pages

CUSIP No. 0007475861                    13G               Page  3  of  16 Pages
          ----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         Aspen Venture Partners, L.P.
         04-312846
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         Delaware limited partnership
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   - 0 - Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   - 0 - Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         913,150 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /  /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 16 Pages

CUSIP No. 0007475861                    13G               Page  4  of  16 Pages
          ---------                                            ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         Michael J.F. DuCros
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   - 0 - Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   - 0 - Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         913,150 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /   /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 16 Pages

CUSIP No. 0007475861                    13G               Page  5  of  16 Pages
          ---------                                            ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         Alexander P. Cilento
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   - 0 - Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   - 0 - Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         913,150 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /   /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 16 Pages

CUSIP No. 0007475861                    13G               Page  6  of  16 Pages
          ---------                                            ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         E. David Crockett
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   2,969 Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   2,969 Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         916,119 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /   /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.84%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 16 Pages

CUSIP No. 0007475861                    13G               Page  7  of  16 Pages
          ---------                                            ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         Allan R. Ferguson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   - 0 - Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   - 0 - Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         913,150 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /   /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 7 of 16 Pages

CUSIP No. 0007475861                    13G               Page  8  of  16 Pages
          ---------                                            ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         Michael A. Henos
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   - 0 - Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   - 0 - Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         913,150 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /   /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 8 of 16 Pages

CUSIP No. 0007475861                    13G               Page  9  of  16 Pages
          ---------                                            ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

         Nicholas A. Papantonis
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   - 0 - Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 913,150 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   - 0 - Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 913,150 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         913,150 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         /   /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 9 of 16 Pages

ITEM 1(A).  NAME OF ISSUER

              Qualix Group, Inc.
-------------------------------------------------------------------------------
ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              1900 S. Norfolk Street, Suite 224
              San Mateo, CA 94403-1151
-------------------------------------------------------------------------------
ITEM 2(A).  NAME OF PERSON(S) FILING

              Aspen Venture Partners, L.P. ("Aspen"), Aspen Venture Associates, L.P. ("AVA"),Alexander P. Cilento ("Cilento"), E. David Crockett ("Crockett"), Michael J.F. DuCros ("DuCros"), Allan R. Ferguson ("Ferguson"), Michael A. Henos ("Henos") and Nicholas A. Papantonis ("Papantonis"). Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis are the general partners of AVA, the sole general partner of Aspen.
-------------------------------------------------------------------------------
ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              The address of the principal business office of each of Aspen, AVA, Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis is 20 William Street, Suite G90, Wellesley, MA 02181.
-------------------------------------------------------------------------------
ITEM 2(C).  CITIZENSHIP:

              Aspen is a limited partnership organized under the laws of Jersey, Channel Islands. AVA is a limited partnership organized under the laws of the State of Delaware. Messrs. Cilento, DuCros, Ferguson, Henos and Papantonis and Dr. Crockett are United States citizens.
-------------------------------------------------------------------------------
ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

              Common Stock, $.001 par value
-------------------------------------------------------------------------------
ITEM 2(E).  CUSIP NUMBER
              0007475861
-------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

    (b) / / Bank as defined in Section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

    (d) / / Investment Company registered under Section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940


                              Page 10 of 16 Pages

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

    Not applicable

-------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        Aspen owns beneficially and of record 913,150 shares of Common Stock of Qualix Group, Inc. as of December 31, 1997. AVA, the sole general partner of Aspen, may be deemed to own beneficially the 913,150 shares of Common Stock held by Aspen as of December 31, 1997. Cilento, Crockett, DuCros, Ferguson, Henos, and Papantonis are general partners of AVA (the "General Partners"), and each therefore may be deemed to own beneficially the 913,150 shares held by Aspen as of December 31, 1997. In addition, Crockett is the record owner of 2,969 shares of Common Stock. With the exception of Aspen, all reporting persons disclaim beneficial ownership of the above mentioned 913,150 shares of Qualix Group, Inc., Common Stock.

    ---------------------------------------------------------------------------

    (b) Percent of Class:

        Each of Aspen, AVA and the General Partners (with the exception of Crockett, who owns beneficially 8.84% of the Common Stock of Qualix Group, Inc.) owns beneficially 8.81% of the Common Stock of Qualix Group, Inc. The foregoing percentage is calculated based on the 10,364,642 shares of Common Stock reported to be outstanding on September 30, 1997 in the Qualix Group, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

    ---------------------------------------------------------------------------

    (c) Number of Shares as to which such person has:

          (i) sole power to vote or direct the vote:  Aspen:  0; AVA:  0;
              Cilento:  0; Crockett: 2,969; DuCros:  0; Ferguson:  0;
              Henos:  0; and Papantonis:  0.

              -----------------------------------------------------------------

         (ii) shared power to vote or to direct the vote: Aspen:  913,150;
              AVA:  913,150; Cilento: 913,150; Crockett:  913,150; DuCros:
              913,150; Ferguson:  913,150; Henos:  913,150 and Papantonis:
              913,150.

              -----------------------------------------------------------------

        (iii) sole power to dispose or to direct the disposition of:
              Aspen:  0; AVA:  0; Cilento: 0; Crockett: 2,969; DuCros: 0;
              Ferguson: 0; Henos: 0 and Papantonis: 0.

              -----------------------------------------------------------------

         (iv) shared power to dispose or to direct the disposition of:
              Aspen:  913,150; AVA:  913,150; Cilento: 913,150; Crockett:
              913,150; DuCros: 913,150; Ferguson: 913,150; Henos: 913,150
              and Papantonis: 913,150.


                              Page 11 of 16 Pages

ITEM (5).  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable
-------------------------------------------------------------------------------

ITEM (6).  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable.
-------------------------------------------------------------------------------

ITEM (7).  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.
-------------------------------------------------------------------------------

ITEM (8).  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not applicable.
-------------------------------------------------------------------------------

ITEM (9).  NOTICE OF DISSOLUTION OF GROUP

           Not Applicable
-------------------------------------------------------------------------------

ITEM (10). CERTIFICATION

           Not applicable.

           Not filed pursuant to Rule 13d-1(b).


                              Page 12 of 16 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 11, 1998      ASPEN VENTURE PARTNERS, L.P.

                              By:  Aspen Venture Associates, L.P.

                              By:  /s/ Allan R. Ferguson
                                   ------------------------------
                                   General Partner


                              ASPEN VENTURE ASSOCIATES, L.P.

                              By:  /s/ Allan R. Ferguson
                                   ------------------------------
                                   General Partner

                                          *
                                   ------------------------------
                                   Alexander P. Cilento

                                          *
                                   ------------------------------
                                   E. David Crockett

                                          *
                                   ------------------------------
                                   Michael J.F. DuCros

                                  /s/ Allan R. Ferguson
                                  ------------------------------
                                  Allan R. Ferguson

                                          *
                                  ------------------------------
                                  Michael Henos

                                          *
                                  ------------------------------
                                  Nicholas A. Papantonis

*  By: /s/ Allan R. Ferguson
       -------------------------
        Allan R. Ferguson
        Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.

                             Page 13 of 16 Pages

                                      EXHIBIT I

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Qualix Group, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 11, 1998     ASPEN VENTURE PARTNERS, L.P.

                              By:  Aspen Venture Associates, L.P.


                              By:  /s/ Allan R. Ferguson
                                   -------------------------------
                                   General Partner


                                   ASPEN VENTURE ASSOCIATES, L.P.


                              By:  -------------------------------
                                   General Partner


                                           *
                                   -------------------------------
                                   Alexander P. Cilento


                                           *
                                   -------------------------------
                                   E. David Crockett


                                           *
                                   -------------------------------
                                   Michael J.F. DuCros


                                  /s/ Allan R. Ferguson
                                      ----------------------------
                                      Allan R. Ferguson



                             Page 14 of 16 Pages

                                           *
                                   ----------------------------
                                   Michael Henos


                                           *
                                   ----------------------------
                                   Nicholas A. Papantonis

*  By: /s/ Allan R. Ferguson
       --------------------------
       Allan R. Ferguson
       Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.


                             Page 15 of 16 Pages

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Allan R. Ferguson and Michael J.F.
Du Cros, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.


                              /s/Alexander P. Cilento
                              -----------------------------------
                              Alexander P. Cilento


                              /s/E. David Crockett
                              -----------------------------------
                              E. David Crockett


                              /s/Michael J.F. Du Cros
                              -----------------------------------
                              Michael J.F. Du Cros


                              /s/Allan R. Ferguson
                              -----------------------------------
                              Allan R. Ferguson


                              /s/Michael A. Henos
                              -----------------------------------
                              Michael A. Henos


                              /s/Nicholas A. Papantonis
                              -----------------------------------
                              Nicholas A. Papantonis


                             Page 16 of 16 Pages